Exhibit 99

Contact Information: Investor Relations Bob Vold 651-325-4300

Gander Mountain Reports Second Quarter Results

•                  Sales increase 18.6%

•                  Comparable store sales grow 4.2%

ST. PAUL, Minn., August 22, 2007… Gander Mountain Company (Nasdaq: GMTN), the nation’s largest retail network of stores for hunting, fishing, boating, camping, marine and outdoor lifestyle products and services, today reported results for the 2007 second quarter ended August 4, 2007.

For the quarter, sales increased 18.6 percent to $216.5 million and comparable store sales increased 4.2 percent versus the second quarter of the prior year.  This was the fourth consecutive quarter of positive comparable store sales gains.  For the quarter, the company reported a net loss of $9.7 million, or $0.48 per share, compared to a net loss of $7.6 million, or $0.53 per share, in the second quarter of fiscal 2006.

For the 26 weeks ended August 4, 2007, the company reported sales of $392.3 million, an increase of 16.0 percent over the same period in 2006. Comparable store sales gained 2.7 percent. The company reported a net loss for the 26-week period of $32.5 million, or $1.61 per share, compared with a net loss of $30.5 million, or $2.14 per share for the 26 weeks ended July 29, 2006.

“In the second quarter, we saw regional strength in our eastern and southern stores.  Same store sales were boosted by strong performance in hunting and PowerSports, including our new offering of Tracker Marine Group boats at selected stores.” said Mark Baker, president and CEO.  “As we enter the second half of the fiscal year, Gander Mountain is well prepared to build on our sales momentum in the upcoming hunting and holiday seasons.”

Second Quarter 2007 Financial Highlights:

•              The company opened three stores during the second quarter, bringing the number of stores operated at the close of the second quarter to 108.  For all of fiscal 2007, the company plans to open a total of 13 stores, including three replacement stores, bringing total stores operated at year end to 115.

•              Gross profit increased 16.9 percent to $51.5 million for the quarter.  As a percent of sales, gross profit declined 35 basis points to 23.8 percent, reflecting a relative increase in PowerSports and decrease in apparel sales.

•              Store operating expenses were $43.7 million for the quarter.  Included in store operating expenses was over $2.0 million in labor and expense related to the company’s expansion of its PowerSports area, including the addition of the new Tracker Marine Group product line.  As a percent of sales, store operating expenses were 20.2 percent for the quarter.

•              In the second quarter, general and administrative expense (G&A) was $11.7 million. As a percent of sales, G&A increased 14 basis points to 5.4 percent, primarily reflecting the implementation of a new incentive compensation program.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time. The conference call will be Webcast from http://www.GanderMountain.com. To register for the event, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived Webcast will be available shortly after the conclusion of the call, and remain available on http://www.GanderMountain.com for approximately 90 days. The transcript will be posted on the site as well.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, is the nation’s largest retail network of stores for hunting, fishing, boating, camping, marine and outdoor lifestyle products and services. Since 1960, the Gander Mountain brand has offered an expanding assortment of competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, boat, ATV and marine services. The stores feature national, regional and local brands as well as the company’s owned brands. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 108 conveniently located Gander Mountain outdoor lifestyle stores in 22 states.  For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for fiscal 2006 and other required reports, as filed with the SEC, which are available at http://www.GanderMountain.com and at the SEC’s website at http://www.sec.gov.

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Gander Mountain Company

Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006
Sales	$216,511	$182,482	$392,260	$338,062
Cost of goods sold	164,975	138,408	306,848	266,996
Gross profit	51,536	44,074	85,412	71,066

Operating expenses:
Store operating expenses	43,728	36,472	84,279	72,327
General and administrative expenses	11,703	9,606	23,153	18,959
Pre-opening expenses	1,234	708	1,964	1,473
Loss from operations	(5,129)	(2,712)	(23,984)	(21,693)
Interest expense, net	4,530	4,847	8,506	8,833
Loss before income taxes	(9,659)	(7,559)	(32,490)	(30,526)
Income tax provision	—	—	—	—
Net loss	$(9,659)	$(7,559)	$(32,490)	$(30,526)

Basic and diluted loss per share	$(0.48)	$(0.53)	$(1.61)	$(2.14)

Weighted average common shares outstanding	20,312	14,293	20,201	14,289

Gander Mountain Company

Balance Sheets

(In thousands)

	August 4,	February 3,
	2007	2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,442	$1,342
Accounts receivable	17,390	10,337
Inventories	418,936	349,120
Prepaids and other current assets	15,183	10,681
Total current assets	452,951	371,480
Property and equipment, net	152,393	144,439
Other assets, net	6,187	5,698
Total assets	$611,531	$521,617

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$244,487	$168,485
Accounts payable	98,015	62,868
Accrued and other current liabilities	47,781	48,032
Current maturities of long term debt	3,809	1,677
Total current liabilities	394,092	281,062

Long term debt	22,171	16,421
Other long term liabilities	27,171	27,343

Shareholders’ equity:
Preferred stock ($.01 par value, 5,000,000 shares authorized; no shares issued and outstanding)	—	—
Common stock ($.01 par value, 100,000,000 shares authorized; 20,361,947 and 20,027,788 shares issued and outstanding)	204	200
Additional paid-in-capital	256,200	252,408
Notes receivable from shareholders	(4,100)	(4,100)
Accumulated deficit	(84,207)	(51,717)
Total shareholders' equity	168,097	196,791
Total liabilities and shareholders' equity	$611,531	$521,617

Gander Mountain Company

Statements of Cash Flows — Unaudited

(In thousands)

	26 Weeks Ended
	August 4,	July 29,
	2007	2006
Operating activities
Net loss	$(32,490)	$(30,526)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,684	10,889
Stock-based compensation expense	743	595
Loss on disposal of assets	34	618
Change in operating assets and liabilities:
Accounts receivable	(7,053)	(7,901)
Inventories	(69,816)	(26,490)
Prepaid expenses and other assets	(5,376)	(1,619)
Accounts payable and other liabilities	33,499	22,714
Net cash used in operating activities	(67,775)	(31,720)

Investing activities
Purchases of property and equipment	(17,475)	(17,241)
Proceeds from sale of assets	—	2,100
Net cash used in investing activities	(17,475)	(15,141)

Financing activities
Borrowings under credit facility, net of repayments	76,002	40,862
Proceeds from long term debt	7,582	5,946
Reductions in long term debt	(1,287)	(397)
Proceeds from exercise of stock options and stock sales, net	3,053	133
Net cash provided by financing activities	85,350	46,544

Net increase / (decrease) in cash	100	(317)
Cash, beginning of period	1,342	1,580
Cash, end of period	$1,442	$1,263

Non-cash investing activities: During the 26 weeks ended August 4, 2007, the Companyacquired equipment totaling approximately $1.6 million that was financed through capital leases. Purchases of property and equipment in the statement of cash flows also excludes approximately $1.2 million in non-cash accruals for property and equipment placed in service in 2007.